February 19, 2015

To all members of FHLBank Pittsburgh:

This brochure provides a synopsis of the final changes to the Bank’s capital structure: differentiated dividends.

As we have been discussing over the past two years, management, along with the Board, re-evaluated the Bank’s capital structure in response to our improved financial performance and historic high levels of retained earnings. We implemented a series of changes, all with an eye toward the most efficient use of capital:

•	Reduced activity stock requirements on advances and letters of credit

•	Widened ranges for activity stock, but no changes to current requirements

•	Created two subclasses of stock: B1 membership and B2 activity, but no differentiation in dividends throughout 2014

•	Reduced membership stock requirement: same access to liquidity for less cost

The next – and final – of these changes to the Bank’s capital structure is dividend differentiation, which will begin with dividends paid on first quarter 2015 performance. We expect to pay the first differentiated dividends in April, 2015.

Why Differentiate the Dividends?

Product usage is the main driver of the Bank’s earnings and financial success. Because the business we do with our customers – especially in advances, the MPF® Program and letters of credit – drives our financial performance, we believe that users of the cooperative should be rewarded with higher dividends. It is important to note that the impact of dividend differentiation is proportional and affects all members the same, regardless of asset size. Users are rewarded for using the cooperative; non-users continue to enjoy access to liquidity and receive a dividend.

The Bank has historically capitalized itself with both membership stock and activity stock. Membership stock provides required capital. It can be thought of as the cost of membership in FHLBank Pittsburgh and on-demand access to liquidity at an attractive cost. Activity stock, by contrast, allows the Bank to be self-capitalizing, expanding and contracting according to the membership’s borrowing needs. This accordion-like quality, or scalability, is crucial to our business model and ability to optimize financial returns across business cycles. Because activity stock maintains the dynamic nature of our balance sheet, it is appropriate that it earns a higher dividend.

We will communicate more about dividends in our quarterly conference call on February 25, where you will have the opportunity to ask questions. In the meantime, please don’t hesitate to call me, Kris Williams or your relationship manager with comments or questions. As always, you may call the Product Delivery Service Center at 1-800-288-3400, option 2.

Thank you for your continuing business and support.

Winthrop Watson

B1 and B2 Capital Stock Dividends

Summary of Changes to FHLBank Pittsburgh’s Capital Structure

Implementation Date
Increased frequency of excess capital stock repurchases ■ Began repurchasing quarterly ■ Began repurchasing monthly ■ Began repurchasing weekly	■ October 2010 ■ August 2013 ■ December 2014

Reduced activity stock requirements ■ On advances ■ On letters of credit	■ September 2013 ■ March 2014

Reduced membership stock requirement	October 2014

Widened ranges (not requirements) for activity stock	October 2014

Created two subclasses of stock ■ B1 membership ■ B2 activity	October 2014

Will begin paying differentiated dividends on B1 and B2 stock	April 2015

Timing of Differentiation

The first payment of differentiated dividends is expected to be in April 2015 for first quarter 2015 performance. While the exact percentages have not yet been announced, the Bank anticipates that the dividend on membership stock will fall below the current level and the dividend on activity stock will rise above the current level. The dividend differential is expected to hold relatively stable throughout 2015.

In 2016 the differential will most likely widen: percentages paid on membership stock will decrease and percentages paid on activity stock will increase. By the end of 2016, it is anticipated that the phase-in of differentiated dividends will be completed.

How Much Differentiation?

Management and the Board continue to work toward the appropriate level of return for each subclass. The eventual amount of variance between the two subclasses has not yet been determined. However, it will start out as a modest differentiation during 2015, then most likely increase gradually during 2016. Management and the Board agree that rewarding users of the cooperative is important, so it is likely that the variance could be substantial by the end of 2016.

A Note on Special Dividends

It is important to note that the special dividend paid for 2014 was positively impacted by net gains on litigation settlements. If a special dividend is paid again in the future, the level is unlikely to be as high.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements will often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to mortgage-backed securities; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advances’ prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

“MPF” is a registered trademark of the Federal Home Loan Bank of Chicago